Exhibit 99.1
T3 Motion Reports Second Quarter 2011 Results
Costa Mesa, CA (August 10, 2011) www.t3motion.com - T3 Motion, Inc. (NYSE AMEX: TTTM) a producer of clean technology electric vehicles, today announced its financial and operating performance for the second quarter ended June 30, 2011.
Net revenues decreased ($97,566), or (6.8%), to $1,330,966 for the three months ended June 30, 2011 compared to the same period of the prior year and decreased ($250,430), or (9.7%) to $2,327,528 for the six months ended June 30, 2011 compared to the same period of the prior year. The revenue decrease was primarily due to certain customers deferring purchasing decisions, and some orders not being shipped due to either the inability to purchase parts or longer than anticipated lead times from suppliers. Positive impacts on revenue included expansion into new markets, higher average selling price per unit, and an increase in service and parts revenue.
Despite the shipment delays, the company did not experience any meaningful level of order cancellations. The shipment delays did result in a significantly higher backlog of orders ($4.4 million at June 30, 2011 compared to $1.0 million a year ago), which the company expects to fulfill in the second half of 2011. The company expects its order-to-shipment cycle time to return to the standard 4-6 weeks with the increase in purchasing power provided by its recent equity financing.
Net loss attributable to common stockholders for the three months ended June 30, 2011, was ($4,066,650), or ($0.47), per basic and diluted share compared to a loss of ($2,046,496), or ($0.42), per basic and diluted share, for the same period of the prior year. Net loss attributable to common stockholders for the six months ended June 30, 2011, was ($5,572,035), or ($0.81), per basic and diluted share compared to a loss of ($3,127,402), or ($1.16), per basic and diluted share, for the same period of the prior year.
As of June 30, 2011, the company had cash and cash equivalents of $5.3 million, compared to $134 thousand as of December 31, 2010, reflecting the proceeds of a public offering in May 2011 and the use of the proceeds thereof to retire debt and fund inventory. Total liabilities as of June 30, 2011 were $3.2 million, compared to $19.3 million as of December 31, 2010.
“During the quarter and through July, prospects for our T3 personal mobility vehicle continued to be encouraging. Orders from existing customers remain solid, and we are excited by the receipt of a high profile order to provide security vehicles for the 2011 Formula One race in Singapore,” said Ki Nam, Chief Executive Officer of the company. “We also established a new distribution relationship in Egypt, and introduced an automated license plate recognition system that can be sold with new vehicles as well as retrofitted onto the existing fleet in the field.”
Mr. Nam continued, “Furthermore, we are confident in the long-term growth opportunity presented by our R3 consumer electric vehicle following completion of the prototype in early April. We are developing production and distribution relationships that should enable us to begin production of this stylish and environmentally responsible vehicle in 2012.”
Second Quarter 2011 Highlights:
•	Maintenance of stable revenue at $1.3 million despite production delays

•	Backlog of $4.4 million

•	Strengthening of balance sheet with completion of equity offering, including NYSE Amex listing

•	Delivery of first prototype of R3 consumer electric vehicle

•	Execution of LOI with Panoz Automotive for final engineering of R3 consumer vehicle

•	New product release: Automatic License Plate Recognition system
Second Quarter Conference Call and Presentation
The conference call is scheduled to begin at 9:00 a.m. Eastern Standard Time on Wednesday, August 10, 2011. Participants may access the call by dialing +1 (888) 504-7963 (domestic) or +1 (719) 325-2470 (international). In addition, the call will be webcast via the Company’s Web site at www.t3motion.com, Investors, where it will also be archived for two weeks. A telephone replay will be available through August 24, 2011. To access the replay, please dial +1 (877) 870-5176 (domestic) +1 (858) 384-5517 (international), conference #7274836.
About T3 Motion, Inc.
T3 Motion, Inc. (NYSE Amex:TTTM) revolutionized the world of personal mobility with the introduction of their flagship electric T3 Series. Headquartered in Orange County, California, USA, T3 Motion, Inc. is dedicated to raising the bar for law enforcement and security capabilities in personal mobility technology.
This year, T3 Motion unveiled the R3 plug-in electric consumer vehicle prototype. The proprietary rear-wheel design of the R3 features a patent-pending, single, wide-stance wheel with two high-performance tires sharing one wheel. The revolutionary two-tire design improves traction, stability, and handling, while the low rolling resistance and rounded profile of the rear tires increase energy efficiency. The R3 will incorporate the Samsung Galaxy into the sleek dashboard design. Due to its three-wheeled design, the R3 is classified as a motorcycle.

For more information on T3 Motion, Inc. and the company’s signature T3 Series line of electric personal mobility vehicles, and the upcoming R3 consumer vehicle, visit www.t3motion.com, email sales@t3motion.com or call +1 (714) 619-3600.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the completion of this offering T3 Motion’s business, which are not historical facts, are “forward-looking statements” that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact	Investor Relations Contact
Kelly Anderson	Gary Dvorchak, CFA
T3 Motion, Inc	ICR LLC
(714) 619-3600 x 127	+1 (310) 954-1123
kanderson@t3motion.com	gary.dvorchak@icrinc.com
T3 MOTION, INC.
BALANCE SHEETS HIGHLIGHTS (at June 30, 2011, (unaudited))

ASSETS:
(in thousands)
Total Cash and Cash Equivalents	$5,265
Accounts Receivable	$840
Inventory	$979
Total Assets	$9,219
LIABILITIES
Accounts payable and accrued expenses	$1,456
Derivative liabilities	$534
Related party notes payable	$1,215
Total liabilities	$3,205
Total stockholders’ equity	$6,014

T3 MOTION, INC.
INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenues	$1,330,966	$1,428,532	$2,327,528	$2,577,958

Cost of net revenues	1,178,864	1,221,824	2,135,796	2,349,273

Gross profit	152,102	206,708	191,732	228,685

Operating Expenses:

Sales and marketing	332,259	442,603	644,009	870,257
Research and development	226,647	431,961	460,559	752,467
General and administrative	925,335	887,571	1,746,880	1,916,984

Total operating expenses	1,484,241	1,762,135	2,851,448	3,539,708

Loss from operations	(1,332,139)	(1,555,427)	(2,659,716)	(3,311,023)
Total other income, net	663,758	109,240	1,351,550	183,897

Loss before provision for income tax	(668,381)	(1,446,187)	(1,308,166)	(3,127,126)
Provision for income tax	—	—	800	800

Net loss	(668,381)	(1,446,187)	(1,308,966)	(3,127,926)
Deemed dividend to preferred stockholders	(3,398,269)	(600,309)	(4,263,069)	(2,273,191)

Net loss attributable to common stockholders	$(4,066,650)	$(2,046,496)	$(5,572,035)	$(5,401,117)

Other comprehensive income:
Foreign currency translation income	—	319	—	524

Comprehensive loss	$(668,381)	$(1,445,868)	$(1,308,966)	$(3,127,402)

Net loss per share: basic and diluted	$(0.47)	$(0.42)	$(0.81)	$(1.16)

Weighted average number of common shares outstanding:
Basic and diluted	8,672,880	4,853,847	6,879,353	4,680,435

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